Exhibit 1

JOINT FILING AGREEMENT

Junior Capital Inc. and Albert Aimers, in compliance with Rule 13d-1(k) of the Securities Exchange Act of 1934, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such person or entity, that each such person or entity is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such person or entity contained therein.

Date: July 16, 2010	Junior Capital Inc.

/s/ Albert Aimers
	Name:	Albert Aimers
	Title:	President

/s/ Albert Aimers
	Name:	Albert Aimers